EXHIBIT 10.26
July 14, 2020

William H. Schmidt
[PERSONAL INFORMATION REDACTED]

By Hand Delivery

Dear William:
In recognition of your contributions to Enviva Partners, LP (“Partners”), including the equity financing activities described in Partners’ press release dated June 18, 2020, we are pleased to provide you with a transaction bonus (the “Transaction Bonus”). This letter agreement (this “Letter”) sets forth the amount of the Transaction Bonus and the terms and conditions upon which you will be eligible to retain the Transaction Bonus.
The total amount of the Transaction Bonus will be equal to three hundred and fifty thousand ($350,000) dollars, less applicable taxes, deductions, and withholdings and will be paid as soon as practicable, but in no event later than 30 days, following the date you return the signed Letter. Notwithstanding anything in this Letter to the contrary, in the event that (i) you resign from Enviva Management Company, LLC (the “Company”) without Good Reason (as defined in your employment agreement with the Company (the “Employment Agreement”) and including due to your non-renewal of the Employment Agreement); or (ii) the Company terminates your employment for Cause (as defined in the Employment Agreement), in each case, before the third anniversary of this Letter, then you will be required to return and repay the Transaction Bonus (net of applicable local, state, and federal taxes determined based on the assumption that you paid such taxes on the full amount of the Transaction Bonus at the highest marginal tax rate in effect with respect to individuals for the year of payment of the Transaction Bonus) to the Company promptly following the date of such termination. For the avoidance of doubt, the return and repayment obligations set forth in the previous sentence will not apply in the event your employment with the Company terminates as a result of your death or Disability (as defined in the Employment Agreement).
Nothing in this Letter confers upon you the right to continue to be employed by the Company or any of its affiliates for any particular period of time. The Transaction Bonus will not be taken into account to increase any benefits or compensation provided, or to continue coverage, under any other plan, program, policy, or arrangement of Enviva Holdings, LP (“Holdings”), the Company, or any of their respective affiliates, except as otherwise expressly provided in such other plan, program, policy, or arrangement.
This Letter shall be construed and interpreted in accordance with the laws of the State of New York (without regard to the conflicts of laws principles thereof) and applicable federal law. You may not assign this Letter without the prior written consent of the Company. Further, this Letter may be executed in multiple counterparts and may be amended only by a written instrument executed by you and the Company. The terms of this Letter will be binding upon the Company, Holdings, and any successor to the equity in, or all or substantially all of the assets of, the Company, Holdings, or any of their respective subsidiaries.
Please review this Letter carefully and, if you agree with all the terms and conditions as specified above, please sign and date this Letter in the space below and return the signed Letter to Joseph N. Lane, Executive Vice President, Human Capital at 7200 Wisconsin Avenue, Suite 1000, Bethesda, Maryland 20814 or via email at nic.lane@envivabiomass.com.
Sincerely,

ENVIVA MANAGEMENT COMPANY, LLC

By: Joseph N. Lane
Title: Executive Vice President, Human Capital

ACKNOWLEDGED AND AGREED:

William H. Schmidt

Date:

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